April 2012 Pricing Sheet dated May 1, 2012 relating to Free Writing Prospectus dated April 4, 2012 Registration Statement No. 333-180289 Filed pursuant to Rule 433

Currency Structured Investments

Currency-Linked Trigger Jump Securities due May 2, 2014

Based on the Performance of a Long and Short Currency Basket

Long: Brazilian real, Australian dollar, Russian ruble and Canadian dollar
Short: Euro, Japanese yen and United States dollar

PRICING TERMS – April 27, 2012

Issuer:	HSBC USA Inc.
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	April 27, 2012
Original issue date:	May 2, 2012 (3 business days after the pricing date)
Maturity date:	May 2, 2014
Aggregate principal amount:	$5,996,000
Basket:

The basket consists of four long basket currencies (equally weighted among themselves) and three short basket currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:

	Long Basket Currency*	Basket Weighting	Short Basket Currency*	Basket Weighting
	Brazilian real (“BRL”)	25.00%	Euro (“EUR”)	–33.3333%
	Australian dollar (“AUD”)	25.00%	Japanese yen (“JPY”)	–33.3333%
	Russian ruble (“RUB”)	25.00%	U.S. dollar (“USD”)	–33.3333%
	Canadian dollar (“CAD”)	25.00%
*Although the exchange rate of the U.S. dollar is measured against itself, because each of the long basket currencies is also short against the U.S. dollar and each of the euro and the Japanese yen is also long against the U.S. dollar, there is an effective 33.3333% short exposure to the U.S. dollar.
Payment at maturity:

On the maturity date, you will receive a cash payment, per $1,000 stated principal amount of securities, calculated as follows:

•      If the basket performance is zero or positive: $1,000 x (1 + fixed upside rate)

•      If the basket performance is less than zero but greater than or equal to the threshold level: $1,000 (zero return)

•      If the basket performance is less than the threshold level: $1,000 x (1 + basket performance). This amount will be less than $1,000 and could be zero.

Fixed upside rate:	36%
Threshold level	-10%
Basket performance:	Sum of the currency performance values of each of the basket currencies, provided that the basket performance will not be less than -100%
Currency performance:	With respect to each basket currency, the performance of the relevant basket currency from the initial spot rate to the final spot rate, calculated as follows:
	With respect to each basket currency other than the Australian dollar and the euro:		With respect to the Australian dollar and the euro:
	(initial spot rate - final spot rate) / initial spot rate		(final spot rate - initial spot rate) / final spot rate
This formula effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that basket currency.
Currency performance value:	For each basket currency: currency performance x basket weighting
Initial spot rate:	With respect to the BRL, 1.8852, with respect to the AUD, 1.0462, with respect to the RUB, 29.4333, with respect to the CAD, 0.98095, with respect to the EUR, 1.3238 and with respect to the JPY, 80.375, in each case, the spot rate as determined by the calculation agent on the pricing date.
Final spot rate:	For each basket currency, the spot rate as determined by the calculation agent on the valuation date.
Spot rate:

With respect to each basket currency other than the Australian dollar, the euro or the U.S. dollar, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference Source” on page 10 of the free writing prospectus.

With respect to the Australian dollar and the euro, the rate for conversion of U.S. dollars into one unit of such currency, determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference Source” on page 10 of the free writing prospectus.

With respect to the U.S. dollar, 1.

The spot rates are subject to the provisions set forth under “Market Disruption Events” on page 29 of the free writing prospectus.

Valuation date:	April 29, 2014, subject to subject to further adjustment as described under “Market Disruption Events” on page 29 of the free writing prospectus.
CUSIP / ISIN:	4042K1E74 / US4042K1E744
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)” on page 13 of the free writing prospectus.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$1,000	$22.50	$977.50
Total	$5,996,000	$134,910	$5,861,090
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $22.50 per $1,000 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $22.50 for each security they sell. See “Supplemental plan of distribution (conflicts of interest)”on page 13 of the accompanying free writing prospectus.

You should read this document together with the free writing prospectus describing this offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The free writing prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000114420412020220/v308618_fwp.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

April 2012	Page 1